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                                                    Exhibit 99.1






FOR IMMEDIATE RELEASE
--------------------

Hudson Valley Holding Corp.            CONTACT
21 Scarsdale Road                      -------
Yonkers, NY 10707                      Wendy Croker
                                       VP, Shareholder Relations
                                       (914) 771-3214




                          HUDSON VALLEY HOLDING CORP.
                            ANNOUNCES STOCK DIVIDEND
                          AND STOCK REPURCHASE PROGRAM



YONKERS, NY, November 25, 2003 ... William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. announced that the Board of Directors have approved a 10% Stock Dividend for all Shareholders of Record as of the close of business December 10, 2003. Dividend Stock Certificates will be mailed to Shareholders on December 17, 2003.

At the same time, Mr. Griffin announced the approval by the Board of Directors of a program, effective December 11, 2003, to repurchase up to 75,000 of its shares at a price of $36.25 per share, or a price of $41.75 per share for a transaction of at least 2,000 shares. This offer expires February 24, 2004.

Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 18 branch locations in the Bronx, Manhattan and Westchester and a loan production office in Dutchess County. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals in Westchester County, the Bronx and Manhattan. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

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